EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-215509) of Colony NorthStar, Inc. pertaining to the 2014 Omnibus Stock Incentive Plan;

(2)	Registration Statement (Form S-3 ASR No. 333-215506) of Colony NorthStar, Inc. pertaining to the registration of its class A common stock, preferred stock, depositary shares, warrants, and rights; and

(3)	Registration Statement (Form S-8 No. 333-197104-01) of Colony NorthStar, Inc. pertaining to the 2014 Omnibus Stock Incentive Plan;

of our report dated March 23, 2018 with respect to the combined financial statements of the CLNS Investment Entities included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP

Los Angeles, California
April 10, 2018